Westway Group, Inc. Reports Increase in Second Quarter Financial Results

NEW ORLEANS, August 15, 2011 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq: WWAY) today reported a 16% increase in consolidated Adjusted EBITDA for the three months ended June 30, 2011 of $10.2 million compared to $8.8 million for the corresponding period of 2010. The Company also recognized consolidated net income for the three months ended June 30, 2011 of $1.7 million, or $0.01 per share of common stock, compared to a loss of $1.3 million for the corresponding period of 2010, or ($0.09) per share of common stock.

For the six months ended June 30, 2011, the Company reported consolidated Adjusted EBITDA of $22.2 million compared to $21.7 million for the corresponding period of 2010, an increase of $538,000. The Company also recognized consolidated net income for the six months ended June 30, 2011 of $3.9 million, or $0.03 per share of common stock, compared to $2.9 million for the corresponding period of 2010, or $0.01 per share of common stock.

James Jenkins, Chief Executive Officer of the Company, stated, "We are very pleased with the overall improvement in our results and the solid contributions made by each of our operating companies. Our liquid feed business continued to achieve higher sales volume in the second quarter by providing our customers with products that meet their price points and business needs in a rapidly changing market environment.

“In our terminal business, global demand has generally remained strong, notably in Houston and the United Kingdom. We do recognize softness in certain markets due to various local issues, including volatility in oil industry pricing and renewable energy subsidies. This has led to localized disruptions in the demand for storage. We believe, however, that the overall state of the storage market remains healthy and that the disruptions in demand are expected to correct as the oil markets stabilize.

“Our current expansion projects are progressing timely and on budget, and they are expected to produce revenue streams in the latter part of 2011. Three of the nine tanks under construction at our Amsterdam, Netherlands terminal have been completed, leased, and are producing revenue in the third quarter 2011. Our Houston terminals are continuing to experience strong customer demand--four of the tanks in this expansion project have already been pre-leased, although they are still under construction.”

Second Quarter 2011 Highlights:

·	Consolidated Net Revenue increased $17.4 million, or 23% to $93.1 million as compared to $75.6 million in the second quarter of 2010.

·	Tonnage sold in our feed business totaled 411,000 tons, an increase of 16% compared to the same period in 2010. Gross profit increased $1.2 million, or 13%, during the second quarter of 2011 compared to the same period in 2010.

·	Our Terminal Company signed a Lease Conditions Agreement with Valero Refining Texas, L.P. in June 2011 that gives us the right, subject to certain conditions outlined in the agreement, to lease approximately 5.68 acres of land adjacent to our Houston 1 terminal for up to 30 years and to purchase three tanks totaling 3.2 million gallons of capacity as well as certain associated dock lines and dock assets. This additional acreage would provide the Terminal Company with the opportunity to construct up to 20 million gallons of additional storage capacity.

·	As part of our terminal business strategy to increase capacity and service offerings in key markets, we began several construction projects in 2010 and the first half of 2011 which will add 10.5 million gallons of capacity to our Houston terminals and 4.2 million gallons of capacity at our Amsterdam, Netherlands terminal. All of these projects are currently on budget and scheduled for completion in the latter half of 2011.

·	In July 2011, the Company and its bank syndicate amended certain key terms of the Company’s existing $200 million Credit Facility. The modifications included, among other items, the extension of the maturity date to July 6, 2015, the reduction of the interest rate and commitment fee payable, the relaxation of certain key financial covenants, the ability to pay dividends, and the addition of a $50 million accordion feature to the current facility.

·	In May 2011, 11.1 million of our publicly traded warrants expired in accordance with their terms. The combination of this expiration and the successful warrant tender offer completed in 2010 has simplified and improved our capital structure.

·	Cost control measures implemented in 2011 have resulted in a decrease of 5% in corporate-related general and administrative expenses compared to the same period in 2010.

·	Our Terminal Company received the Safety Improvement Award from the International Liquid Terminals Association (ILTA) in June 2011. This award is reflective of the commitment, dedication, and collaborative effort of our employees to the continual improvement of our health, safety, environmental and security performance.

·	Mr. Anthony J. Andrukaitis was elected to the Board of Directors of the Company in June 2011. He brings extensive knowledge and experience including skills in finance, marketing, and operations as well as experience in terminal operations both domestically and internationally.

·	Robert H. Lewis was appointed Senior Vice President of our newly created Corporate Business Development team. In this new role, Mr. Lewis will be responsible for the identification, evaluation and execution of strategic growth opportunities for our liquid feed and liquid storage subsidiaries as well as growth in other strategic areas.

·	The recent spring flooding along the Mississippi and Ohio River systems had minimal impact on our businesses and service to our customers.

2nd Quarter 2011 Results Compared to 2nd Quarter 2010 Results

The consolidated results for the three-month period ended June 30, 2011 compared to results for the same period in 2010.

Three Month Comparison of Consolidated Performance (in thousands) (Unaudited)

	(Actual)	(Actual)
	3 Months Ended	3 Months Ended
	June 30, 2011	June 30, 2010
	(Consolidated)	(Consolidated)

Net Revenue	$93,053	$75,643
Adjusted EBITDA (1)	10,200	8,789
Net Income (loss)	1,744	(1,275)

·	Consolidated net income increased to $1.7 million as compared to a loss of $1.3 million for the second quarter of 2010.

·	Consolidated Adjusted EBITDA was $10.2 million compared to $8.8 million, an increase of $1.4 million or 16%, which was primarily the result of higher liquid feed sales during the second quarter of 2011.

·	Consolidated Net Revenue increased $17.4 million or 23% to $93.1 million as compared to $75.6 million in the second quarter of 2010.

·	In the terminal business, net revenue totaled $22.0 million, an increase of $620,000 or 3%. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) remained consistent at approximately 350 million gallons.

·	In the feed business, net revenue totaled $71.0 million, an increase of $16.8 million or 31%. Volume for the second quarter of 2011 increased 16% to 411,000 tons compared to 355,000 tons for the same period in 2010.

First Six Months 2011 Results Compared to First Six Months 2010 Results

The consolidated results for the six-month period ended June 30, 2011 compared to results for the same period in 2010.

Six Month Comparison of Consolidated Performance (in thousands) (Unaudited)

	(Actual)	(Actual)
	6 Months Ended	6 Months Ended
	June 30, 2011	June 30, 2010
	(Consolidated)	(Consolidated)

Net Revenue	$187,144	$169,085
Adjusted EBITDA (1)	22,229	21,691
Net Income	3,852	2,882

·	Consolidated Net Revenue increased $18.1 million or 11% to $187.1 million as compared to $169.1 million for the first six months of 2010.

·	Net income for the first six months of 2011 was $3.9 million, an increase of $970,000 or 34%, compared to $2.9 million for the first six months of 2010.

·	Consolidated Adjusted EBITDA was $22.2 million compared to $21.7 million, an increase of $538,000, which was primarily the result of higher feed gross profit during the first six months of 2011.

·	In the terminal business, net revenue increased $523,000 to $44.8 million for the first six months of 2011 as compared to $44.3 million for the first six months of 2010. Our total terminal storage capacity (net of disposals and not including construction in progress) remained consistent at approximately 350 million gallons.

·	In the feed business, net revenue totaled $142.3 million, an increase of $17.5 million or 14%. Volume for the first six months of 2011 increased 9% to 844,000 tons compared to 771,000 tons for the same period in 2010.

Reconciliations of Net Income to Adjusted EBITDA: (in thousands) (unaudited)

Net income differs from Adjusted EBITDA primarily due to certain non-cash expenses, which have been excluded from Adjusted EBITDA (see the reconciliation below). Adjusted EBITDA is presented in this release because it is an important supplemental measure of our performance used by management in the evaluation of the performance of the Company. EBITDA-based measures are frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.

	(Actual)	(Actual)	(Actual)	(Actual)
	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	Consolidated	Consolidated	Consolidated	Consolidated

Net Income (loss)	$1,744	$(1,275)	$3,852	$2,882
Interest expense, net	1,239	1,252	2,567	2,531
Income tax provision	452	(495)	1,808	1,369
Depreciation and amortization	6,400	7,676	12,644	13,278
Founder warrant expense	-	1,381	-	1,381
Stock compensation expense	302	250	629	250
Loss on disposal of property,
plant, and equipment	63	-	729	-

Adjusted EBITDA (1)	$10,200	$8,789	$22,229	$21,691

Note 1- Adjusted EBITDA, as used herein, is defined as net income plus interest expense net of interest income, plus income tax provision, plus depreciation and amortization, plus stock compensation expense, plus net loss on disposal of plant, property, and equipment. Adjusted EBITDA is not a U.S. generally accepted accounting principle (“GAAP”) measure of performance or liquidity. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA numbers, as well as other information in this press release, should be read in conjunction with our 10-Q filed today.

2011 Second Quarter Results Conference Call

The Company has scheduled a conference call, following this earnings release, to be held on Tuesday, August 16, 2011, at 10:00 a.m., Central Time, 11:00 a.m., Eastern Time. During the call, the Company's Chief Executive Officer, James Jenkins, and Chief Financial Officer, Thomas Masilla, will discuss Westway's financial results. Financial information referenced during the conference call will be posted to the "Investor Relations" section of the Company's website, http://www.westway.com.

To participate in the conference call, dial (877) 312-9404 or (408) 774-4004 (international) and provide conference identification code 90175995. The Company intends to have a playback available for seven days following the conference call, which may be accessed by calling (855) 859-2056 or (404) 537-3406 and providing conference identification code 90175995. Thereafter, a playback will be available on the Company's website at http://www.westway.com for three months following the conference call.

Forward-Looking Statements. This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," “will,” "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. We have based our forward-looking statements on our current expectations and projections about future events. Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Form 10-Q filed today, our Form 10-K filed on March 31, 2011, and other SEC filings.

About Westway Group, Inc. Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

For more information for periods ending June 30, 2011 and June 30, 2010, please refer to the Company's Form 10-Q, which will be available on Westway's website address at www.westway.com.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245

Summarized Financial Data (in thousands) (Unaudited)

Balance Sheet - Selected Items			As of
		June 30, 2011	December 31, 2010
ASSETS
Total current assets		$72,643		$76,674
Property, plant and equipment, net		324,081		313,491
Total assets		502,525		495,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities		$35,201		$49,194
Borrowings under credit facilities		90,551		88,534
Deferred income taxes		66,928		64,624
Total liabilities		193,361		203,012
Total stockholders' equity		309,164		292,209
Total liabilities and stockholders' equity		502,525		495,221

Income Statement - Selected Items

	(Actual)	(Actual)	(Actual)	(Actual)
	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Total net revenue	$93,053	$75,643	$187,144	$169,085
Total costs of sales	60,254	44,708	119,200	101,715
Other operating costs and
expenses	14,216	14,101	29,320	28,849
Depreciation and amortization	6,400	7,676	12,644	13,278
Selling, general and
administrative expense	8,569	8,243	16,699	16,870
Founder warrant expense	-	1,381	-	1,381

Operating Income (loss)	3,614	(466)	9,281	6,992

Net Income (loss)	1,744	(1,275)	3,852	2,882

Net income per share of common
stock:
Basic $	0.01	$(0.09)	$0.03	$0.01
Diluted $	0.01	$(0.09)	$0.03	$0.01